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EXHIBIT 10.43

Portions of this Exhibit marked with "*" have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

AMENDED AND RESTATED SERVICES AGREEMENT

        THIS AMENDED AND RESTATED SERVICES AGREEMENT (this "Agreement") is made effective as of April 1, 2002 (the "Effective Date"), between VoiceStream Wireless Corporation, a Delaware corporation with a principal place of business at 12920 SE 38th Street, Bellevue, WA 98006 ("VSTR"), and STARTEK USA, INC., a Colorado corporation with a principal place of business at 100 Garfield Street, Denver, CO 80206 ("StarTek").

        For good and valuable consideration, including the mutual covenants contained in this Agreement, VSTR and StarTek (together, the "Parties" and individually, a "Party") agree as follows:

            1.    AMENDMENT AND RESTATEMENT. This Agreement amends, restates and supersedes in its entirety that certain Services Agreement, dated as of June 8, 2001, between VSTR and StarTek (the "Prior Agreement") as of the effective date. Except to the extent otherwise provided herein, this Agreement shall govern the relationship of the Parties from and after the Effective Date, and the Prior Agreement shall govern the relationship of the Parties prior to the Effective Date.

            2.    SCOPE OF WORK.

              2.1  Statement of Work.    This Agreement authorizes StarTek to perform the Services described in Exhibit A-1 entitled "STATEMENT OF WORK—STANDARD", and Exhibit A-2 entitled "STATEMENT OF WORK—ADVANCED" (collectively, the "Services") and to perform the Services as described in Exhibit A-3 entitled "STATEMENT OF WORK—OFFLINE" which will be completed at a later date. The Parties acknowledge and agree that the Parties' ability to perform certain obligations pursuant to this Agreement is conditioned upon the full, proper and timely performance by the other Party of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party in carrying out the obligations pursuant to this Agreement in a timely and efficient manner and in accordance with the terms hereof.

              2.2  Performance of Services.    StarTek shall comply in all material respects with all applicable registration and licensing requirements so as to enable StarTek to perform the Services required under this Agreement. StarTek shall have all necessary rights and licenses to use all software and hardware provided by it to perform the Services hereunder, and its performance of the S software and hardware in connection therewith will not infringe any trade name copyright, patent, trade secret or other intellectual property or proprietary right of any third party.

            3.    INVOICES AND PAYMENT.

              3.1  Form of Invoices.    All invoices for payment shall be submitted * to VSTR, within * after *, for payment. Such invoices shall be in the form set forth as Exhibit B. Any change in the form of invoice shall require the agreement of the Parties.

              3.2  Supporting Documentation.    All invoices shall be accompanied by the supporting documentation and information set forth on Exhibit B hereto and delivered in the format of Exhibit B. VSTR may from time to time request additional information from StarTek that may be derived from such supporting documentation and information. StarTek shall provide such additional information as reasonably requested by VSTR. In the event that VSTR requests additional information from StarTek that requires material additional programming to produce such information, StarTek shall only be obligated to provide such additional information within a reasonable time as agreed by StarTek and VSTR, and at additional cost to VST as provided in A-1 and A-2. All billed production minutes or hours for standard activations must be supported and verifiable by switch reports including proper use and tracking of all AUX states.

              3.3  Pricing.    VSTR shall be obligated to pay StarTek for Services pursuant to this Agreement at the prices provided in Exhibits A-1 and A-2. VSTR further agrees to pay any *, in connection with the provision, sale, or use of the Services provided hereunder.

              3.4  Payment of Invoices.    Except to the extent properly disputed by VSTR as provided in Section 3.5, VSTR shall pay all invoices within * of receipt. Any amount payable by VSTR to StarTek hereunder that is not paid by VSTR within * of receipt of invoice shall bear interest at a rate of *, not to exceed the maximum amount allowed by law, from the date such amount was due until the date payment is received by StarTek.

              3.5  Dispute of Invoices.    VSTR may dispute any invoiced amount payable to StarTek by delivering written notice to StarTek within seven (7) business days of receipt of the invoice. Such notice shall set forth in reasonable detail the amount disputed and the basis and facts upon which VSTR disputes such amount. If VSTR does not provide notice of dispute as provided above, VSTR shall pay the invoice without prejudice to any rights it may have to later dispute the invoice. If VSTR provides a timely and proper notice of dispute as provided above, VSTR and StarTek shall resolve such dispute as provided in this Section 3.5.

                3.5.1    Upon receipt by StarTek of a timely and proper notice of dispute of an invoice ("Dispute Notice"), the Controller of StarTek shall contact the outsource manager of VSTR to attempt to resolve such dispute. If such dispute is not resolved within seven (7) business days of receipt by StarTek of the Dispute Notice, the dispute shall be resolved in accordance with Section 3.5.2 below.

                3.5.2    If an invoice dispute has not been resolved in accordance with Section 3.5.1 above, the Chief Financial Officer of StarTek shall contact the Executive Director of Outsourcing of VSTR to attempt to resolve such dispute. If such dispute is not resolved within ten (10) business days of receipt by StarTek of the Dispute Notice, the dispute shall be resolved in accordance with Section 3.5.3 below.

                3.5.3    If an invoice dispute has not been resolved in accordance with Section 3.5.2 above, the President of StarTek shall contact the Senior Vice President of Customer Care of VSTR (or his or her designee) to attempt to resolve such dispute. If such dispute is not resolved within fifteen (15) business days of receipt by StarTek of the Dispute Notice, the dispute shall be resolved in accordance with Section 3.5.4 below.

                3.5.4    Any invoice dispute that has not been resolved in accordance with Section 3.5.3 above shall be subject to mandatory binding arbitration conducted in accordance with the procedures set forth in Exhibit D hereto.

              3.6  Reimbursement of Expenses.    Subject to VSTR's prior written approval, VSTR shall reimburse StarTek for all necessary and reasonable travel expenses related to the performance of the Services, including meals, lodging transportation, car rental and incidental expenses. All such expenses shall be supported by documentation, and shall be in accordance with VSTR's published guidelines delivered to StarTek.

              3.7  Right of Audit.    StarTek shall keep complete and accurate records and documentation to substantiate the amounts claimed in any invoice, which records shall be made available to VSTR for audit as set forth below. During StarTek's normal business hours and *, StarTek shall make its records available for audit by VSTR. or any authorized representative of VSTR during the term of this Agreement, and until * after completion of the Services or earlier termination of this Agreement, whichever occurs first. VSTR shall have a right to audit the books and records of StarTek as provided in this Section 3.7 no more than *. The Parties shall promptly pay or reimburse the other Party based upon the results of any audit conducted in accordance with this Section 3.7. Any dispute regarding the results of any audit and amounts subject to payment or reimbursement shall be resolved in accordance with the procedures and the time periods provided in Sections 3.5.1 through 3.5.4 above. The cost of any audit shall be borne by VSTR, provided however *.

            4.    TERM AND TERMINATION.

              4.1  Term.    This Agreement shall commence as of the Effective Date and continue through June 30, 2003, subject to automatic renewal for additional one year terms unless terminated pursuant to Section 4.2, 4.3 or 4.4 hereof.

              4.2  Termination for Convenience and by Agreement.    A Party may terminate this Agreement (i) for any reason or for no reason upon at least * prior written notice to the other Party, or (ii) by agreement with the other Party.

              4.3  Termination for Breach or Force Majeure.    Either Party may terminate this Agreement immediately upon notice to the other Party (i) if the other Party materially breaches this Agreement and fails to cure such breach within * of receipt of written notice of such breach from the non-breaching Party; (ii) if the other Party fails to make any payment required hereunder (which payment has not been disputed pursuant to this Agreement) when due hereunder following * prior written notice that such payment has not been made; (iii) if the other Party becomes insolvent, invokes as a debtor any laws relating to the relief of debtors from creditor's rights, or has such laws invoked against it, is the subject of liquidation or termination of business, is adjudicated bankrupt, or is involved in an assignment for the benefit of its creditors; or (iv) upon the occurrence and after continuance of an event of force majeure, or in other circumstances, as provided in Exhibits A-1 and A-2.

              4.4  Assurances.    If VoiceStream or StarTek reasonably believe that an event described in Section 4.3(iii) above has occurred or is likely to occur in the next *, VoiceStream or StarTek may in writing, demand adequate assurance of due performance of the obligations of the other hereunder. If StarTek or VSTR fail to deliver adequate written assurances or performance within * of receipt of the written demand therefore, VSTR or StarTek may, at its option, deem such failure as a repudiation of the Agreement, and, at its option and upon *, terminate this Agreement by delivery of written notice to the other.

              4.5  Effect of Termination.    The expiration or termination of this Agreement shall not relieve or discharge either Party from any obligation hereunder which survives termination. In the event of any termination, StarTek agrees to cooperate with VoiceStream to effectuate an orderly transition of the business and will continue to provide Services hereunder pursuant to a schedule mutually agreeable to the parties (which may include a schedule for ramping down services) for a reasonable period of time not to exceed * from the date of termination.

            5.    REPRESENTATIONS AND WARRANTIES.

              5.1  StarTek.    StarTek hereby represents and warrants to VSTR as follows:

                5.1.1    StarTek is financially solvent, able to pay its debts and possesses sufficient working capital to provide and complete the Services in accordance with this Agreement.

                5.1.2    StarTek has the experience and skills necessary to perform and provide the Services required under this Agreement. All Services provided by StarTek shall be performed (i) in a professional manner, commensurate with that which is customary in the industry, (ii) in compliance with all applicable federal, state and local laws, rules, regulations and ordinances and (iii) in compliance with VSTR's written policies set forth as Exhibit    hereto. StarTek's performance of the Services will not violate any agreement or obligation between StarTek and any third party.

                5.1.3    All information supplied by or on behalf of StarTek shall be accurate and complete in all material respects.

                5.1.4    StarTek is in compliance with all applicable federal, state and local laws, rules, regulations and ordinances relating to the Services to be performed by StarTek for the benefit of VSTR hereunder. StarTek entering into and performing its obligations pursuant to this Agreement will not violate any agreement between StarTek and any third party.

              5.2  VSTR.    VSTR hereby represents and warrants to StarTek as follows:

                5.2.1    VSTR is financially solvent, able to pays its debts and possesses sufficient working capital to pay for the Services to be performed by StarTek hereunder.

                5.2.2    VSTR is in compliance with all applicable federal, state and local laws, rules, regulations and ordinances relating. VSTR entering into and performing its obligations pursuant to this Agreement will not violate any agreement between VSTR and any third party.

                5.2.3    All information supplied by or on behalf of VSTR shall be accurate and complete in all material respects.

            6.    LIABILITY PROVISIONS.

              6.1  Disclaimer of Warranties.    Unless otherwise expressly provided herein, STARTEK MAKES NO WARRANTY TO VSTR OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS, NONINFRINGEMENT, OR FITNESS FOR ANY PURPOSE OF ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES BY STARTEK ARE HEREBY EXCLUDED AND DISCLAIMED.

              6.2  Indemnification: Limitations on Liability.

                6.2.1    StarTek's Obligations.    StarTek shall indemnify, defend and hold VSTR harmless from and against any and all third-party claims, liabilities, losses, damages(including attorneys' fees, costs and other litigation expenses), and causes of action relating to (i) a material breach of this Agreement by StarTek or (ii) bodily injury, death, or personal property damage proximately caused by the negligence or willful misconduct of StarTek in the performance or nonperformance (where performance is required) by StarTek of its obligations pursuant to this Agreement;

        provided, however, StarTek shall not be responsible for claims, liabilities, losses, damages, and causes of action to the extent caused by the acts or omissions of VSTR.

                6.2.2    VSTR's Obligations.    VSTR shall indemnify, defend and hold StarTek harmless from and against any and all third-party claims, liabilities, losses, damages (including attorneys' fees, costs and other litigation expenses), and causes of action relating to (i) a material breach of this Agreement by VSTR or (ii) bodily injury, death, or personal property damage proximately caused by the negligence or willful misconduct of VSTR in the performance or nonperformance (where performance is required) by VSTR of its obligations pursuant to this Agreement; provided, however, VSTR shall not be responsible for claims, liabilities, losses, damages, and causes of action to the extent caused by the acts or omissions of StarTek.

                6.2.3    Procedure.    Each Party's indemnification obligations hereunder shall be subject to (a) receiving written notice of the existence of any action, (b) permitting the indemnifying party, at its option, to control the defense of such action, (c) permitting the indemnified party to participate in the defense of any action, (at the expense of the indemnifying party)and (d) receiving reasonable cooperation of the indemnified party in the defense thereof.

                6.2:4    Limitations.    The indemnification rights of an indemnified party hereunder shall be the exclusive monetary remedy of the indemnified party with respect to the claims to which such indemnification relates.

              6.3  Limitation on Liability.    STARTEK SHALL NOT BE LIABLE TO VSTR AND VSTR SHALL NOT BE LIABLE TO STARTEK (REGARDLESS OF THE FORM OF ACTION OR THE CLAIM (e.g. CONTRACT, WARRANTY, TORT, MALPRACTICE, AND/OR OTHERWISE)) FOR INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF REVENUE, LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR FOR ANY FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, EVEN IF ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING; THE AGGREGATE LIABILITY OF STARTEK AND VSTR RELATING TO OR ARISING FROM THIS AGREEMENT AND FOR ANY AND ALL CAUSES OF ACTION SHALL NOT EXCEED *. THIS SECTION SHALL NOT APPLY TO ANY TORT LIABILITY BASED ON GROSS NEGLIGENCE OR WILLFUL MISCONDUCT RESULTING IN PHYSICAL DAMAGE TO TANGIBLE PROPERTY OR PERSONAL INJURY OR DEATH OR FOR A BREACH OF THE CONFIDENTIALITY REQUIREMENTS HEREUNDER. THIS AGREEMENT, AND THIS SECTION IN PARTICULAR, DEFINES A MUTUALLY AGREED UPON ALLOCATION OF RISK, AND THE FEES AND OTHER CONSIDERATION HAVE BEEN SET TO REFLECT SUCH ALLOCATION.

            7.    INTELLECTUAL PROPERTY/CONFIDENTIALITY.

              7.1.  Ownership) of Materials.    Each Party retains any and all rights to its own previously existing information, software and/or developments and to its own information, software and/or developments that are created separately from and independent of its activities under the Agreement. Except as specifically set forth in this Agreement, neither Party obtains rights to information provided by the other solely by its access to or use of the information in performing its obligations or exercising its rights hereunder.

              7.2.  Data.    As between VSTR and StarTek, VSTR will own exclusively all data collected as a direct result of the Services provided hereunder. VSTR shall use the data collected by StarTek in accordance with all applicable law, rules and regulations.

              7.3.  No License.    Neither Party is granted any license in intellectual property that is owned or developed by the other Party.

              7.4  Confidentiality.    The Parties acknowledge that each may be given access to certain confidential or secret information and material relating to or owned by the other, including but not limited to financial information, customer lists, information pertaining to VSTR or StarTek customers, files and other information regarding that Party's business, organization, operations, and plans in the course of the performance under the Agreement. Such information and material shall be the sole and exclusive property of the provider of such information, and each Party agrees that during the term of the Agreement and for five (5) years thereafter, the receiving Party will not disclose such confidential or secret information or material, or the terms of the Agreement, to any governmental agency, person, entity, firm, or corporation, or use confidential or secret information or material except in furtherance of the Agreement, without the express prior written consent of the other Party. This section shall not apply to any information (a) previously known to the receiving Party free of any obligation to keep it confidential, (b) that has been or which becomes publicly known through no wrongful act of the receiving Party, (c) which is rightfully received from a third party who is under no obligation of confidence to either Party, (d) which is independently developed by the receiving Party without resort to information which has been disclosed pursuant to the Agreement or (e) is required to be disclosed in order to comply with applicable laws (including state and federal securities laws applicable to StarTek as a public company) or administrative process or any governmental or court order; provided, however, that in a circumstance where disclosure is compelled by governmental or court order the Party that is subject to such compelled disclosure shall give the other Party prompt prior notice of such compelled disclosure so that the other Party may seek to protect such information. The receiving Party shall return the confidential information to the disclosing Party upon request by the disclosing Party. This Section shall survive termination of the Agreement.

            8.    GENERAL PROVISIONS.

              8.1  Entire Agreement.    This Agreement, including all Exhibits (including the Offline Exhibit which will be completed at a later date, the Call Center Emergency Preparedness Plan, Exhibit E, and the Change Management Process, Exhibit F) hereto, which are incorporated herein by this reference, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties.

              8.2  Assignment.    StarTek acknowledges that the Services to be rendered by StarTek are unique and personal. Accordingly, StarTek may not assign any of StarTek's rights, including the right to receive payments, or delegate any of StarTek's duties or obligations under this Agreement without the prior written consent of VSTR. Notwithstanding the foregoing, nothing in the Agreement or Exhibits A-1 or A-2 shall prevent StarTek from subcontracting the Services to any subsidiary or affiliate. VSTR may assign its rights hereunder upon its sole discretion, subject to StarTek's verification of assignee's ability to fulfill the financial obligations under this Agreement. This Agreement shall inure to the benefit of and shall be binding upon the permitted successors and assigns of the Parties.

              8.3  Publicity.    Except as required by law, including state and federal securities laws applicable to StarTek as a public company, StarTek will not disclose the existence of this Agreement, or make any disclosure to any third party concerning its business relationship with VSTR, including any press releases, without the prior written approval of VSTR.

              8.4  Governing Law.    This Agreement shall be governed by and construed according to the laws of the State of Washington, without regard to the conflict of laws or choice of law provisions thereof.

              8.5  Construction.    This Agreement, together with all Exhibits hereto, represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against either Party. This Agreement is written in, and shall be governed by, the English language. This Agreement may be translated into one or more languages; provided, however, in the event of any conflict in interpretation between this Agreement and any foreign language translation, the interpretation of this English version of the Agreement shall prevail. This Agreement (a) represents the entire agreement between the Parties relating to the subject matter of this Agreement, (b) supersedes and terminates all prior purchase orders, agreements, understandings, representations, and warranties applicable to the subject matter of this Agreement, and (c) may only be amended or modified by a writing signed by both Parties by their duly authorized representatives (which in the case of VSTR shall be a Vice President or higher). Any waiver pursuant to this Agreement must be in writing and any waiver of one event shall not be construed as a waiver of subsequent events. Headings used in this Agreement are for reference only and shall not be deemed a part of this Agreement.

              8.6  Relationship.    The Parties acknowledge and agree that their relationship shall be solely and exclusively that of independent contractors, and that in no event shall either Party be, claim to be, or be deemed to be an employee, agent, or partner of the other Party by reason of or with respect to this Agreement or any Services provided pursuant to this Agreement. Without limiting the generality of the foregoing, each Party agrees (a) to conduct itself strictly as an independent contractor pursuant to this Agreement, and (b) to comply with all applicable laws, rules and regulations, including without limitation all laws, rules and regulations governing payment of federal and state income taxes, self-employment taxes, estimated taxes, sales, use and service taxes, and all other federal, state, local and foreign taxes of any nature imposed with respect to any obligations pursuant to this Agreement or payments therefor. VSTR shall have the right to request StarTek to remove any personnel from the VSTR account who has engaged in poor performance, fraud or, breach of this Agreement.

              8.7  Non-Solicitation.    Without the prior written consent of the other Party, during the term of this Agreement-and continuing through the second anniversary of the termination of this Agreement, neither Party shall, and shall ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other Party who are directly involved in carrying out the obligations of the Parties pursuant to this Agreement.

              8.8  Notice.    Any notice or communication required or permitted to be given hereunder [(other than forecasts required to be delivered pursuant Exhibits A-1 and A-2] shall be in writing and may be delivered by hand, deposited with an overnight courier, sent by email, confirmed facsimile (followed by delivery of a copy by US Mail), or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving Party as set forth in this section. Such notice shall be deemed to have been given as of the date it is delivered, mailed, emailed, faxed or sent, whichever is earlier.

To StarTek: StarTek, Inc. 100 Garfield Street Denver, Colorado 80206 Fax: (303) 388-9970 Attention: Chief Financial Officer	StarTek, Inc. 100 Inovation Drive Kingston, Ontario K7K 7E7 Fax: (613) 546-1818 Attention: VoiceStream Operations Manager
To VSTR: Sue Nokes Sr. Vice President Customer Care 12920 SE 38th Street Bellevue, WA 98006 Fax:425-378-4920
With a copy to Sr. Vice President and General Counsel

              8.9  Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance, at any time or to any extent, is held invalid, illegal, or unenforceable by a court of competent jurisdiction by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby is fulfilled to the maximum extent possible.

              8.10 DOJ Agreement.    VoiceStream has entered into an agreement with the Federal Bureau of Investigation and the Department of Justice that requires parties contracting with VoiceStream to comply with applicable terms. StarTek agrees as follows:

        (a)
        StarTek shall not throughout the term of this Agreement or at any time thereafter store subscriber audio or data communications occurring in the U.S., or any other subscriber information, including, without limitation, call transactional data, call associated data, call identifying data, subscriber information and subscriber billing records (collectively, "Subscriber Information") outside of the United States without VoiceStream's prior written consent, which may be withheld for no reason, or any reason, in VoiceStream's sole discretion;

        (b)
        StarTek will provide VoiceStream within at least thirty (30) days prior written notice of its desire to store Subscriber Information outside the United States, including description of the communications and/or information, identification of the custodian, identification of the proposed location where the communications and/or information would be stored; and identification of the factors it considered in seeking to store the communications and/or information outside the United States.

        (c)
        StarTek will store billing records relating to VoiceStream subscribers for a minimum period of two years;

        (d)
        StarTek will store Subscriber Information in its possession, custody and control if requested by a domestic governmental entity pursuant to 18 U.S.C. § 2703(f);

        (e)
        StarTek will store Subscriber Information in a manner such that the communications and/or information do not become subject to mandatory destruction under any foreign laws;

        (f)
        StarTek will make available in the United States all Subscriber Information that is stored by StarTek or a third party (as permitted under this Agreement);

        (g)
        StarTek will not disclose Subscriber Information to any foreign government or entity without first (i) satisfying all applicable U.S. federal, state and local legal requirements, including receiving appropriate authorization by a domestic U.S. court, or receiving prior written authorization from the U.S. Department of Justice, and (ii) notifying VoiceStream of the request for such information within five (5) days of its receipt;

        (h)
        StarTek will protect the confidentiality and security of all lawful U.S. process and the confidentiality and security of Classified Information and Sensitive Information in accordance with federal and state laws and regulations.

              8.11 Counterparts.    This Agreement may be executed counterparts, each which shall be an original but all of which taken together shall constitute one in the same instrument.

        Executed as of the Effective Date:

STARTEK USA, INC.		VOICESTREAM WIRELESS CORPORATION
By:	/s/ WILLIAM E. MEADE	By:	/s/ SUSAN NOKES
President/CEO Name and Title		Sue Nokes Sr. Vice President Customer Care

EXHIBIT A-1

STATEMENT OF WORK—STANDARD

        This Statement of Work—Standard is incorporated into that certain Amended and Restated Services Agreement dated effective as of April 1, 2002 (the "Agreement") by this reference. Defined terms used in this Statement of Work shall have the meanings provided in the Agreement, unless expressly defined herein.

        StarTek will provide the following services relating to standard inbound activations for VSTR.

        A.    General.    StarTek will handle Standard Activation calls for VSTR (as described in this Exhibit A-1 with respect to Standard Activations, the "Services"). StarTek shall establish a dedicated program (StarTek's dedicated representatives shall handle only VSTR calls) to perform the Services.

        B.    Hours of Operation.    Except as otherwise set forth herein, the hours of operation for Standard Activations will be *.

        C.    Call Volume and Forecasting.

          1.    StarTek will provide Standard Activations utilizing full time equivalents ("FTEs") in accordance with this Statement of Work. An FTE is defined as * Customer Contact Employee *.

          2.    VSTR will regularly prepare and deliver to StarTek the following forecasts for Standard Activations to support the proper planning of the infrastructure required to support the Standard Activations programs:

            a.    VSTR shall deliver a * rolling informational forecast to StarTek on or before the 15th day of each month (the "*"), which shall contain forecasted * call volumes.

            b.    VSTR shall deliver an informational forecast to StarTek no less than 45 days before the 1st day of each month for which the forecast is made (the "*"), which shall contain a * call volume and AHT forecasts by * interval.

            c.    For purposes of this Statement of Work, the "Final Forecast" shall mean the following: (i) an updated * call volume and AHT forecasts delivered * prior to the start of the actual *. The * forecast will vary no more than * in call volume by * from the original * forecast. If the final forecast is not delivered in a timely fashion with respect to a particular *, the appropriate * forecast shall be the Final Forecast for such *; or (ii) if a * Forecast is delivered in a timely fashion with respect to a particular *, the most recent * forecast shall be the Final Forecast for such *.

          3.    StarTek will use * call volume forecasts provided by VSTR as the Final Forecast in accordance with this Agreement. This process is known as Interval Forecasting. StarTek will schedule the appropriate number of FTEs in * intervals in accordance with the VSTR Final Forecast. This process is known as Interval Scheduling. StarTek will provide Interval Scheduling plans to VSTR within * after receiving a Final Forecast from VSTR. These documented plans will illustrate how StarTek plans to meet the DMOQ Service Level. The documented plans will include the number of required FTEs to meet the DMOQ Service Level, the number of scheduled CCEs, and the * Service Level Objectives.

          4.    VSTR and StarTek will cooperatively manage intraday schedule adjustments to manage actual call volumes.

          5.    VSTR and StarTek will mutually agree upon and participate in the preparation of other call volume forecasts, as reasonably required for the successful performance of the Programs. These may include, without limitation, * forecasts. As part of the support structure, StarTek will provide a senior call management-planning specialist who will, among other things, assist VSTR in the development of call volume forecasts.

          6.    StarTek will recruit, train, and staff the appropriate number of CCEs to handle the Final Forecast volumes (calls offered) at the DMOQ Service Level *. If the Final Forecast for a particular * is * or more of the Final Forecast for the proceeding *, StarTek may add additional staff to service such increase with the consent of VSTR, which consent shall not be unreasonably withheld.

          7.    The forecasts referred to above shall in no way represent a commitment from VSTR to provide volumes to StarTek, except for purposes of amounts payable by VSTR to StarTek as provided in this Section 7. Amounts payable by VSTR to StarTek hereunder and the DMOQ calculation shall be based on the Final Forecast for a *; provided, however, VSTR shall pay the greater of (a) actual FTE minutes handled during such period, (b) * percent of the minutes set forth in the Final Forecast or (c) the minimum guaranteed minutes as set forth in Exhibit A-1.

          8.    All forecasts required to be provided hereunder shall be delivered in writing no later than 2:00 p.m. PST on the required date to a point-of-contact designated in writing by StarTek from time to time. All forecasts shall be delivered via e-mail, or if e-mail is not operational, via facsimile followed by a telephone call, to the e-mail address, facsimile number, and telephone number designated in writing by StarTek from time to time. All forecasts shall be deemed delivered upon receipt by StarTek.

        D.    Average Handle Time.    Average Handle Time ("AHT") is defined as the sum of average talk time, hold time while on a call and after call work. StarTek agrees that the AHT objectives shall be less than or equal to a * for English Standard Activations. The AHT objective shall he less than or equal to a * for Spanish Activations. The AHT objectives may be changed upon mutual agreement of StarTek and VSTR based on rolling *trending results.

        E.    Training.

          1.    CCEs will be trained on the VSTR standard new hire training curriculum. Training for the program shall be in accordance with the VSTR New Hire Training Curriculum. Upon * days written. notice to StarTek, VSTR may change the VSTR New Hire Training Curriculum and the hours required for delivery. Prior to completion of training, VSTR will deliver all applicable application IDs. *. StarTek will establish procedures to prevent *. Any CCE who violates this policy will be promptly removed from the VSTR account.

          2.    All costs and expenses for training and training materials for new CCE's and any initial and program extension training, or changes or modifications to the program or continuation training that exceeds one * specialist shall be borne by *. New FTEs are defined as FTEs required in excess of the previous month's FTE requirement, based upon the Final Forecast. *. Training needs to be approved by VSTR in writing no more than 24 hours following receipt of StarTek's request.

          3.    All costs associated with attrition training and VSTR requests for removal of personnel, including, but not limited to, new trainers and any associated materials, shall be borne by *. If VSTR does not approve the reasonable request of StarTek for additional staff as needed based on the forecast, StarTek shall be responsible for the volume-related DMOQs for the related * based on the * forecast.

          4.    If StarTek is not meeting the quality standards set forth in Section L below and it is determined by both StarTek and VSTR that additional "skill set" training is required for the StarTek representatives, * will bear the cost of the additional training.

        F.    Escalation Procedures.    StarTek shall utilize VSTR-provided escalation processes, as provided by VSTR, to handle calls beyond the CCE scope of training or for management support of a customer issue. This process will ensure that each call that cannot be handled by the CCE is then handled by the lead representative and up to the manager before being transferred to VSTR for resolution. If a customer requires management support, a CCE shall transfer the call to a manager and stay with the call to completion. VSTR shall update all on-line job aides that define the escalation procedures for the program when any changes are made.

        G.    Telecommunications.    VSTR shall deliver calls to StarTek's network point of entry. International telecommunications costs to deliver calls to StarTek's Canada locations will be negotiated and managed by StarTek. *

        H.    Customer Care Systems.    StarTek shall be responsible for costs associated with workstations and local area network (LAN) infrastructure equipped to run the most recent version of the * deployed at the time of the implementation of this Agreement. StarTek is hereby granted a license for the term of this Agreement to use the * for purposes of performing its obligations under this Agreement. StarTek shall also provide the building, telecommunications switch for the Interactive Voice Response (IVR) system, remote monitoring application and associated toll free number, Universal Power Supply (UPS), desktop computers, office supplies, and dedicated workspaces in each call center. * shall be responsible for costs associated with wide area network (WAN) infrastructure (including, but not limited to, the WAN data connectivity infrastructure, application/database servers, routers, and related peripherals. * shall also be responsible for software required to support the *. VSTR will be responsible for the *, Knowledge Database, and Call Tracking systems required to support the Services performed under this Agreement.

        I.    Systems Use and Downtime.    Information given to callers or collected by CCEs will be directly taken from and/or input into VSTR's systems. In the event that VSTR's systems go down, StarTek shall capture call information on the downtime forms provided by VSTR. StarTek agrees that it shall then input information from these downtime forms once the system is restored. The quality metrics (error rate) shall apply to the completion of all forms. Periods of time during the day in which occupancy is lowest will be utilized to perform this function. Turnaround commitment to enter downtime forms into VSTR's systems will be * hours from the time when VSTR's systems are restored. If call volume does not allow for * turnaround due to call volume meeting at least * of the forecasted volume, another * input period shall be granted. Downtime forms will be destroyed or sent to VSTR, as directed by VSTR, every *. StarTek will assign a special Aspect ACD tracking code to designate when specified representatives are entering downtime form information into System. VSTR agrees to pay StarTek * for entering downtime information as stated in the Pricing Schedule set forth in Section V- of this Statement of Work.

        J.    Overtime.

          1.    If the daily call volume will exceed the Final Forecast by more than *, StarTek will so notify VSTR and will recruit trained CCEs to work overtime to support the call handling. If the Final Forecast is within *, StarTek must recruit CCEs to work overtime to cover the shortage and *. Any overtime must be authorized by VSTR, in advance. * the overtime rate for all approved overtime. For any additional staffing required for call volume over * of final forecast must be approved by VSTR in advance.

          2.    The recruiting process for overtime shall be deployed as soon as the circumstance affecting the call volume variance is identified. If StarTek identifies the item at least * before the occurrence, StarTek shall use its commercially reasonable efforts to minimize the financial impact by changing schedules to support the staffing required. StarTek shall also recruit CCEs to work overtime on a * basis when the * call volume dictates additional staffing needs to maintain service goals.

          3.    Except as provided above, StarTek shall obtain written authorization from VSTR for any overtime that may be required or incurred for the performance of the Programs.

        K.    Change Management.    VSTR shall provide StarTek with periodic information that is distributed through its internal change process, to enable all CCEs to remain current on the latest VSTR promotions and features StarTek is responsible for distributing this information via its internal change process to CCEs, trainers, team leaders, and lead representatives so that change can be supported in a timely manner. StarTek shall, on a * basis, initiate test calls to verify CCEs' understanding of the latest change information and to ensure acceptable call quality, as defined in Section L below. StarTek will provide verification of compliance to VSTR.. StarTek will be responsible for conducting a continuous evaluation of the internal change process with the feedback of VSTR and will provide revised documentation on an as needed basis.

        L.    Direct Measures of Quality (DMOQs).

          l.      The DMOQs for Services performed hereunder shall be as follows:

      a.
      Service Level:

      •
      Inbound Activation Calls: * of the * calls offered shall be answered within *.

      •
      Actual call volume that exceeds the Final Forecast by * for any * interval will not be included in the * DMOQ calculation for Service Level.

      b.
      Call Volume: StarTek shall answer the call volume provided in the Final Forecast.

      c.
      Call Quality: According to the results from the call quality calibration and observation process, as described below, * or higher.

      d.
      Data Accuracy: * accuracy rate or better. Data accuracy will be calculated by dividing the total number of erroneous activations by the total number of activations audited. Activation audits must be a minimum of * of the previous * volume. These audits must be complete within * of the activation entry. All errors identified shall be fixed appropriately. The computation of data accuracy shall exclude errors resulting from sources and actions beyond the reasonable control of StarTek.

          2.    For the purposes of ensuring Call Quality, StarTek and VSTR shall measure the CCEs' call quality using the following types of observations:

      a.
      VSTR observation;

      b.
      VSTR/StarTek joint observation; and

      c.
      StarTek minimum of *.

          3.    An agreed upon number of VSTR observations and VSTR/StarTek joint observations shall be performed per StarTek call center per *. The scores for all of these observations will be totaled and an average * score shall be calculated. The call quality observation form to be used in this process shall be provided by VSTR. Results shall be used to provide * feedback to CCEs and StarTek management. The call quality scoring criteria used by StarTek will match that used by VSTR. StarTek must achieve a minimum voice quality score of *. A minimum of * call monitoring feedback sessions per CCE, * shall be conducted by the CCE's direct supervisor and StarTek's Quality Team.

        M.    Reports.    StarTek shall provide VSTR with standard call count reports, performance reports, and station manager detail reports on a * basis * by * for the previous * by * for the previous *, and * by the * by *for the previous *. The reports shall be in the format and contain the information set forth in Exhibit C hereto. StarTek shall provide report cards reflecting measurements of the DMOQs and all of the above metrics within * of each *. VSTR and StarTek shall mutually agree upon any other reports and the cost associated with the development of those reports. VSTR agrees to follow the change management process defined by StarTek and agreed to by VSTR when requesting changes to reports or additional information. If VSTR requires material format changes to VoiceStream standard reports, VSTR will be required to compensate StarTek for the development costs, based upon the rate outlined in the Pricing Schedule set forth in Section V of this Statement of Work and will be estimated by StarTek and approved by VoiceStream prior to invoicing.

        N.    Monitoring.    VSTR shall have the right, to the extent permitted by law and at no additional expense, to monitor at any time (either on-site or remotely) customer contact calls to ensure compliance with performance, operational and quality control standards.

        O.    Holidays.    StarTek shall observe the following holiday schedule for managers, trainers, service specialists and CCEs. VSTR shall compensate StarTek for holiday rates as identified in the Pricing Schedule set forth in Section V of this Statement of Work for all standard activation agents when applicable to location where work is performed.

          New Year's Day

          Victoria Day

          Canada Day

          Labour Day

          Thanksgiving Day

          Christmas

        P.    System Downtime; Force Majeure.

          1.    In the event StarTek determines that system maintenance is necessary, StarTek will notify VSTR of the need for such maintenance and will obtain the prior written approval of VSTR to schedule the time and duration of such maintenance. All routine maintenance shall be scheduled during off-system hours. In no event shall interruption of Services for system maintenance constitute a failure of performance by StarTek if performed in accordance with this Section P. StarTek shall promptly report to VSTR any StarTek system failures, duration and impact.

          2.    Except for VSTR's obligation to make payments for amounts due StarTek, each Party's failure to perform shall be excused where such failure is a result of causes beyond its reasonable control. Such causes shall include without limitation acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures of third parties, vandalism, power failures by third parties, cables cut by third parties, earthquakes, floods or other similar catastrophes, failure of the VSTR system or the Internet not related to StarTek's actions or inactions, any law, order, regulation, direction, action or request of any governmental entity or court or civil or military authority having jurisdiction over either of the parties, national emergencies, insurrections, riots, wars, strikes, lock outs, or work stoppages. In the event of failures to perform for * or more as a result of a force majeure, either Party may terminate the Agreement by giving written notice to the other Party. Any such notice of termination shall be effective upon receipt.

          3.    Notwithstanding the foregoing or anything in the Agreement to the contrary, StarTek shall take commercially reasonable steps to ensure that the Services shall continue without interruption due to a StarTek systems failure during the term of the Agreement by implementing *reasonably necessary to provide the Services with an up-time of * (not including scheduled maintenance), which shall include *. The components and execution of this disaster recovery plan must be reviewed, updated, and tested quarterly and results reported to VSTR.

        Q.    Allocation of Resources.    VSTR acknowledges that upon the occurrence of a force majeure event or in instances of unusually high demand, demands on StarTek's facilities may exceed such facilities available capacity. In any such instance, StarTek shall, upon written notice to VSTR, be entitled to equitably prioritize Services and otherwise curtail utilization of its facilities in a manner so that any degradation to the Services provided to VSTR is (unless agreed otherwise by VSTR in writing) no greater than the level of degradation experienced by StarTek's other customers. Upon the request of VSTR, StarTek shall provide VSTR with reasonable evidence of its compliance with the foregoing.

        R.    Staffing Requirements.    StarTek agrees that all managers shall be full-time StarTek employees. Subject to Section E, StarTek will ensure that each person assigned to a function' has the necessary functional and VSTR-related training to successfully perform the function. In addition, before a function is performed by an individual assigned to that function, StarTek shall verify that the necessary skills have been attained through the use of certification of skills program StarTek shall also ensure that all persons who interact with the customers maintain their VSTR-related skills through * certification process. [If VSTR reasonably requests StarTek to remove any personnel performing Services pursuant to this Agreement, StarTek shall promptly comply with such request, within *.] In support of this process, StarTek will do the following:

      •
      Team leaders/supervisors shall go on-line to support customer calls each week for at least * calls per * to maintain their skills. The remainder of their time shall be used to support CCE development, and to otherwise assist StarTek employees to perform the Services.

      •
      Instructional analysts shall go on-line to support customer calls each * to maintain their skills.

      •
      Managers, lead representatives, team leaders/supervisors and trainers must be full-time employees of StarTek and must have completed VSTR National Standard Curriculum Training.

      •
      Managers will monitor a minimum of * per CCE per *.

        S.    Error Rate and Fraud.    The error rate on Standard Activations shall not exceed *. VSTR error rates will be computed from data quality reports and VS Reports in the following areas: * and features and all criteria as specified in the Activation Verification Database, or similar application approved by VSTR. VSTR and StarTek will jointly develop or attain an appropriate application for measuring data quality. VSTR is responsible for providing StarTek detailed error reports by occurrence within * of occurrence.

        StarTek shall implement and enforce procedures to detect fraudulent activity by a StarTek representative. All fraud detected by VSTR *will be researched within * upon receipt of notification. * management will provide a documented e-mail including * of employee's action. A tracking spreadsheet will be updated on a * basis by designated representative of StarTek and sent to * management for reconciling. StarTek will be held liable for any revenue loss due to * by a * representative. VSTR holds all rights to remove any representative from the VSTR project.

        T.    Breach of Service Levels.

          1.    In the event that StarTek perform-is any of the Service Level Objectives at Level 3 or greater, as specified in Section U, for a consecutive period of *, StarTek shall be in breach of this Agreement and VSTR may terminate this Agreement if StarTek fails to cure the breach after * days notice to cure.

          2.    In the event that StarTek performs any of the Service Level Objectives at Level 1 or 2, as specified in Section U, Chart 1 for a consecutive * period or longer, StarTek shall be in breach of this Agreement. StarTek shall prepare a plan to cure the breach and shall have * from the date of the first date of failure in which to cure the breach. In the event that StarTek fails to cure the breach within the *period, VSTR may terminate the Agreement for StarTek's breach.

        U.    Service Level Adjustments.

Chart 1

            Service Level Objectives

        [* * *]

Chart 2 Service Credits

        [* * *]

          1.    VSTR shall receive a Service Credit (as set forth in the Service Credits table above} for each * in which the levels of StarTek's performance fail to meet the Service Level Objectives (as set forth in the Service Credit Level Objectives table above).

            (a)  The Service Credit for each * shall be calculated by adding the * for each Service that fails to meet the applicable Service Credit Level Objective (the "Total Percentage"). The total * payments calculated based on AHT pursuant to the Pricing Schedule set forth in Section V below ("AHT Revenue"), multiplied by the Total Percentage, shall equal the Service Credit for the *. In determining whether StarTek has met a particular Service Credit Level Objective, * during which actual call volume or minutes is more than *greater than call volume or minute volume in the Final Forecast shall not be considered and StarTek shall not be entitled to any service credit. Any interval where service level, was not achieved will be subtracted from AHT revenue.

            (b)  *

            (c)  The total adjustment based, on- the. above shall. not exceed * of AHT Revenue per month, and shall be deemed waived by VSTR as it applies to Speed of Answer for each * in which call volume levels exceed by more than * the call volume levels of the previous *.

          2.    StarTek shall receive a * service premium of * of AHT Revenue if all service level objectives are achieved and the data accuracy score is * and the voice quality score is * or better for- the invoiced *. This premium will be calculated and determined as a direct reflection of * end reports and will not be scrutinized by any incremental system latencies, process changes, etc.

        V.    Pricing Schedule.    VSTR shall pay StarTek for Services as provided in the following schedule; provided, however, that VSTR shall guarantee to StarTek and pay applicable per minute charges for no less-than * (regardless of the actual number of minutes sent to StarTek: This minimum number of weekly minutes shall not survive any termination of this Agreement.

        *

EXHIBIT A-2

STATEMENT OF WORK—ADVANCED

        This Statement of Work—Advanced is incorporated into that certain Amended and Restated. Services Agreement dated as of April 1, 2002 (the "Agreement") by this reference. Defined terms used in this Statement of Work shall have the meanings provided in the Agreement, unless expressly defined herein.

        StarTek will provide the following services relating to advanced inbound activations for VSTR. For purposes of this Exhibit A-2 and the Agreement, "Advanced Activations" shall mean calls transferred from StarTek's internal standard activations queue for advanced type processing according to VoiceStream training and process documentation.(this includes the following activities, faxes, FTP, etc.).

        A.    General.    StarTek will handle Advanced Activation calls for VSTR (the "Services"). StarTek shall establish a dedicated program (StarTek's dedicated representatives shall handle only VSTR calls) to perform the Services.

        B.    Hours of Operation.    Except as otherwise set forth herein, the hours of operation for Advanced Activations will be *.

        C.    Call Volume.

          1.    StarTek will provide Advanced Activations utilizing full time equivalents ("FTEs") in accordance with this Statement of Work. An FTE is defined as * Customer Contact Employee (CCE) *.

          2.    StarTek will staff to a VoiceStream approved number of FTE's and will staff according to their own internal call transfer patterns as agreed to by both parties.

        D.    Average Handle Time.    Average Handle Time ("AHT") is defined as the sum of average talk time, hold time while on a call and after call work. StarTek agrees that the AHT objectives shall be no greater than * and may be adjusted * with the mutual consent of both parties.

        E.    Training.

          1.    CCEs will be trained on the VSTR standard new hire, training curriculum. Training for the program shall be in accordance with the VSTR New Hire Training Curriculum. Upon * written notice to StarTek, VSTR may change the VSTR New Hire Training Curriculum and the hours required for delivery. Prior to completion of training, VSTR will deliver all applicable application IDs. *. StarTek will establish procedures to ensure that *. Any CCE who violates this policy will be promptly removed from the VSTR account.

          2.    All training for new FTEs and any initial and program extension training, or changes or modifications to the program or continuation training that exceeds * specialist shall be borne by *. New FTEs are defined as FTEs required in excess of the previous * FTE requirement, based on historical patterns and presented to VS from StarTek. *. Training needs to be approved by VSTR in writing no more than * following receipt of StarTek's request. All costs associated with attrition training and VSTR requests for removal of personnel, including, but not limited to, new trainers and any associated materials, shall be borne by *.

          3.    If StarTek is not meeting the quality standards set forth in Section L below and * will bear the cost of the additional training. Additional training shall be initiated as soon as possible, but not later than * from the date VSTR's requests such additional training.

        F.    Escalation Procedures.    StarTek shall utilize VSTR-provided escalation processes,, to handle calls beyond the CCE scope of training or for management support of a customer issue. This process will ensure that each call that cannot be handled by the CCE is then handled by the lead representative and up to the manager before being transferred to VSTR for resolution. If a customer requires management support, a CCE shall transfer the call to a manager and stay with the call to completion.

        G.    Telecommunications.    VSTR shall deliver calls to StarTek's network point of entry. International telecommunications costs to deliver calls to StarTek's Canada locations *.

        H.    Customer Care Systems.    StarTek shall be responsible for costs associated with workstations and local area network (LAN) infrastructure equipped to run the most recent version of the VSTR * deployed at the time of the implementation of this Agreement. StarTek shall also provide the building, telecommunications switch for the Interactive Voice Response (IVR) system, remote monitoring application and associated toll free number, Universal Power Supply (UPS), desktop computers, office supplies, and dedicated workspaces in each call center.

        I.    Systems Use and Downtime.    Information given to callers or collected by CCEs will be directly taken from and/or input into VSTR's systems. In the event that VSTR's systems go down, StarTek shall capture call information on the downtime forms provided by VSTR. StarTek agrees that it shall then input information from these downtime forms once the system is restored. The quality metrics (error rate) shall apply to the completion of all forms. Periods of time during the day in which occupancy is lowest will be utilized to perform this function. Turnaround commitment to enter downtime forms into VSTR's systems will be * from the time when VSTR's systems are restored. Downtime forms will be destroyed or sent to VSTR, as directed by VSTR, every *. StarTek will assign a special Aspect ACD tracking code to designate when specified representatives are entering downtime form information into System. VSTR agrees to pay StarTek the agreed upon * rate for entering downtime information as stated in the Pricing Schedule set forth in Section V of this Statement of Work.

        J.    Overtime.

          1.    Any overtime must be authorized by VSTR, in advance. VSTR will pay the overtime rate for all approved overtime.

          2.    The recruiting process for overtime shall be deployed as soon as the circumstance affecting the call volume variance is identified. If StarTek identifies the item at least * before the occurrence, StarTek shall use its commercially reasonable efforts to minimize the financial impact by changing schedules to support the staffing required. StarTek shall also recruit CCEs to work overtime on a * basis when the intra-day call volume dictates additional staffing needs to maintain service goals.

          3.    Except as provided above, StarTek shall obtain written authorization from VSTR for any overtime that may be required or incurred for the performance of the Programs.

        K.    Change Management.    VSTR shall provide StarTek with periodic information that is distributed through its internal change process, as defined by StarTek, to enable all CCEs to remain current on the latest VSTR promotions and features. StarTek is responsible for distributing this information consistently and accurately via its internal change process to CCEs, trainers, team leaders, and lead representatives so that change can be supported in a timely manner. StarTek shall, on a *, initiate test calls to verify CCEs' understanding of the latest change information and to ensure acceptable call quality, as defined in Section L below. StarTek will provide verification of compliance to VSTR. StarTek will be responsible for conducting a continuous evaluation of the internal change process with the feedback of VSTR and will provide revised documentation on an as needed basis.

        L.    Direct Measures of Quality (DMOQs).

          1.    The DMOQs for Services performed hereunder shall be as follows:

            a.    Service Level:

      •
      Inbound Activation Calls: * of the * calls offered shall be answered within *.

            b.    Occupancy: defined as percent of each billed FTE hour spent on approved AUX state VSTR work (total switch hours divided by working approved AUX state hours) StarTek must maintain a * or better occupancy rate through July 31, 2002 and achieve * or better occupancy rate August 1, 2002 and moving forward. Post August 2002, the Occupancy goals for Advanced activations may be adjusted * with the mutual consent of both parties.

            c.    Call Quality: According to the results from the call quality calibration and observation process, as described below, * or higher.

          2.    For the purposes of ensuring Call Quality, StarTek and VSTR shall measure the CCEs' call quality using the following types of observations:

            a.    VSTR observation

            b.    VSTR/StarTek joint observation

            c.    StarTek minimum of *

          3.    An agreed upon number of VSTR observations and VSTR/StarTek joint observations shall be performed per StarTek call center per *. The scores for all of these observations will be totaled and an average * score shall be calculated. The call quality observation form to be used in this process shall be provided by VSTR. Results shall be used to provide both * feedback to CCEs and StarTek management. The CCEs direct supervisor and StarTek's quality team shall conduct a minimum of * monitoring feedback sessions per CCE, per *.

        M.    Reports.    StarTek shall provide VSTR with standard call count reports, performance reports, and station manager detail reports on a * by * for the previous *, and * by the * for the previous *. The reports shall be in the format and contain the information set forth in Exhibit C hereto. StarTek shall provide report cards reflecting measurements of the DMOQs and all of the above metrics within * of each * end. VSTR and StarTek shall mutually agree upon any other reports and the cost associated with the development of those reports. VSTR agrees to follow the change management process defined by StarTek when requesting changes to reports or additional information. If VSTR requires material format changes to VSTR standard reports, VSTR will be required to compensate StarTek for the development costs, based upon the rate outlined in the Pricing Schedule set forth in Section V of this Statement of Work and will be estimated by StarTek and approved by VSTR prior to invoicing.

        N.    Monitoring.    VSTR shall have the right, to the extent permitted by law and at no additional expense, to monitor at any time (either on-site or remotely) customer contact calls to ensure compliance with performance, operational and quality control standards.

        O.    Holidays.    StarTek shall observe the following holiday schedule for managers, trainers, service specialists and CCEs. * as identified in the Pricing Schedule set forth in Section V of this Statement of Work.

          New Year's Day

          Victoria Day

          Canada Day

          Labour Day

          Thanksgiving Day

          Christmas

        P.    System Downtime; Force Majeure.

          1.    In the event StarTek determines that system maintenance is necessary, StarTek will notify VSTR of the need for such maintenance and will obtain the prior written approval of VSTR to schedule the time and duration of such maintenance. All routine maintenance shall be scheduled during off system hours. In no event shall interruption of Services for system maintenance constitute a failure of performance by StarTek if performed in accordance with this Section P. StarTek shall promptly report to VSTR any StarTek system failures, duration and impact.

          2.    Except for VSTR's obligation to make payments for amounts due StarTek, each Party's failure to perform shall be excused as a result of causes beyond its reasonable control. Such causes shall include without limitation acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures of third parties, vandalism, power failures by third parties, cables cut by third parties, earthquakes, floods or other similar catastrophes, failure of the VSTR system or the Internet not related to StarTek's actions or inactions, any law, order, regulation, direction, action or request of any governmental entity or court or civil or military authority having jurisdiction over either of the parties, national emergencies, insurrections, riots, wars, strikes, lock outs, or work stoppages. In the event of failures to perform for * or more as a result of a force majeure, either Party may terminate the Agreement by giving written notice to the other Party. Any such notice of termination shall be effective upon receipt.

          3.    Notwithstanding the foregoing or anything in the Agreement to the contrary, StarTek shall take commercially reasonable steps to ensure that the Services shall continue without interruption due to a StarTek systems failure during the term of the Agreement by implementing security features and disaster recovery plans reasonably necessary to provide the Services with an up-time of * (not including scheduled maintenance), which shall include *. The components and execution of this disaster recovery plan must be reviewed, updated, and tested quarterly and results reported to VSTR.

        Q.    Allocation of Resources.    VSTR acknowledges that upon the occurrence of a force majeure event or in instances of unusually high demand, demands on StarTek's facilities may exceed such facilities available capacity. In any such instance, StarTek shall, upon written notice to VSTR, be entitled to equitably prioritize Services and otherwise curtail utilization of its facilities in a manner so that any degradation to the Services provided to VSTR is (unless agreed otherwise by VSTR in writing) no greater than the level of degradation experienced by StarTek's other customers. Upon the request of VSTR, StarTek shall provide VSTR with reasonable evidence of its compliance with the foregoing.

        R.    Staffing Requirements.    StarTek agrees that all managers shall be full-time StarTek employees. Subject to Section E, StarTek will use commercially reasonable efforts to ensure that each person assigned to a function has the necessary functional and VSTR-related training to successfully perform the function. In addition, before a function is performed by an individual assigned to that function, StarTek shall verify that the necessary skills have been attained through the use of certification of skills program. StarTek shall also ensure that all persons who interact with the customers maintain their VSTR-related skills through * certification process. If VSTR reasonably requests StarTek to remove any personnel performing Services pursuant to this Agreement, StarTek shall promptly comply with such request, within *. In support of this process, StarTek will do the following:

    •
    Team leaders/supervisors shall go on-line to support customer calls each * for at least * calls per * (approximately * per *) to maintain their skills. The remainder of their time shall be used to support CCE development, and to otherwise assist StarTek employees to perform the Services.

    •
    Instructional analysts shall go on-line to support customer calls each * to maintain their skills.

    •
    Managers, lead representatives, team leaders/supervisors and trainers must be full-tune employees of StarTek and must have completed VSTR National Standard Curriculum Training.

    •
    Managers will monitor a minimum of * calls per CCE per *.

        S.    Error Rate and Fraud.    The error rate on Advanced Activations shall not exceed * per *. VSTR error rates will be computed from data quality reports and VS Reports in the following areas: * and features and all criteria as specified in the Activation Verification Database, or similar application approved by VSTR. VSTR and StarTek will jointly develop or attain an appropriate application for measuring data quality. VSTR is responsible for providing StarTek detailed error reports by occurrence within * of occurrence.

        StarTek shall implement and enforce procedures to detect fraudulent activity by a StarTek representative. All * detected by *will be researched within * upon receipt of notification. Fraud management will provide a documented e-mail including *. A tracking spreadsheet will be updated on a * basis by designated representative of StarTek and sent to * management for reconciling. * will be held liable for any revenue loss due to fraudulent activity by a * representative. VSTR holds all rights to remove any representative from the VSTR project.

        T.    Breach of Service Levels.

          1.    In the event that StarTek performs any of the Service Level Objectives at Level 3 or greater, as specified in Section U, for a consecutive period of *, StarTek shall be in breach of this Agreement and VSTR may terminate this Agreement if StarTek fails to cure the breach after * days notice to cure.

          2.    In the event that StarTek performs any of the Service Level Objectives at Level 1 or 2, as specified in Section U, for a consecutive * period or longer, StarTek shall be in breach of this Agreement. StarTek shall prepare a plan to cure the breach and shall have * in which to cure the breach. In the event that StarTek fails to cure the breach within the * period, VSTR may terminate the Agreement for StarTek's breach.

        U.    Service Level Objectives.

          [* * *]

          1.    VSTR shall receive a Service Credit (as set forth in the Service Credit Table above) for each * in which the levels of StarTek's performance fail to meet the Service Level Objectives (as set forth in the Service Level Objectives Table above).

          2.    The Service Credit for each * shall be calculated by adding the * Adjustment Percentages for each Service that fails to meet the applicable Service Level Objective (the "Total Percentage"). The total * payments calculated based on billable hours pursuant to the Pricing Schedule set forth in Section V of the Agreement ("AVA Production Revenue"), multiplied by the Total Percentage, shall equal the Service Credit for the *.

          3.    *

          4.    The total adjustment based on the above shall not exceed * per *.

          5.    Service premiums will not apply to Advanced Production Revenue.

        V.    Pricing Schedule.    VSTR shall pay StarTek for * as provided in the following schedule:

        *

EXHIBIT B

VOICESTREAM INVOICING FORMAT

        * * *

        [29 pages redacted]

EXHIBIT C

VOICESTREAM REPORT FORMAT

        * * *

        [29 pages redacted]

EXHIBIT D

ARBITRATION PROCEDURES

        1.    Any arbitration shall be initiated by written request for arbitration delivered by the StarTek or VSTR to the other Party. The party referring a dispute to arbitration shall be referred to herein as the "Referring Party" and the other party shall be referred to herein as the "Non-Referring Party". The Referring Party must provide in the notice a general description of the dispute, a statement that the dispute is referred to arbitration under this Agreement and the amount of money alleged to be required to compensate the Referring Party.

        2.    The Referring Party and the Non-Referring Party shall endeavor to agree promptly on a single arbitrator. If on or before the 10th day following the notice described above they have not so agreed upon a single arbitrator, the Referring Party and the Non-Referring Party shall, by notice to each other, each designate one arbitrator. The two arbitrators so designated shall endeavor to designate promptly a third arbitrator. If the two arbitrators have not designed the third arbitrator by the 5th day following the designation of the second arbitrator, or if a second arbitrator have not been designated by the 5th day following the designation of the first, either party may request the Judicial Arbiter Group, Inc., ("JAG") (or should such organization be unable to act, such other organization or arbitrator as is mutually agreement to the StarTek and VSTR) to designate the remaining arbitrator(s). If any arbitrator resigns, becomes incapacitated or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the party(ies) entitled to designate that arbitrator shall promptly designate a successor.

        3.    The arbitration shall be conducted in King County Washington, or such other place as the parties may agree. The hearing shall be commenced within thirty (30) days of the selection of the final arbitrator. Within thirty (30) days following the closing of the hearing a written award shall be made by the arbitrator(s) and accompanied by findings of fact and conclusions of law, which shall be contemporaneously delivered to the StarTek and VSTR.

        4.    The parties shall be limited to two discovery depositions each of factual witnesses, each such deposition not to exceed four hours. The parties shall be entitled to submit no more than twenty written interrogatories to the other party, twenty requests for production of documents, and twenty requests for admission. As soon as practicable after the appointment of the final arbitrator the arbitrator(s) shall set a pre-hearing conference to schedule the completion of discovery, the filing of pre-hearing briefs and such other matters as may be required for the efficient conduct of the hearing.

        5.    The arbitrator shall not be authorized to modify or amend any terms or provisions of this Agreement and shall not make an award in excess of or inconsistent with the terms of this Agreement.

        6.    The final award of the arbitrator will be binding on the Parties and enforceable through entry of a judgment in any court of law having jurisdiction thereof.

EXHIBIT E

CALL CENTER EMERGENCY PREPAREDNESS
PLAN MANAGEMENT PROCEDURES

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        [34 pages redacted]

EXHIBIT F

CHANGE MANAGEMENT PROCESS

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        [8 pages redacted]

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  EXHIBIT 10.43